EXHIBIT 10.4

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is dated August 1, 2023, (the “Effective Date”) and is between Franklin Electric Co., Inc., an Indiana Corporation, with its principal place of business at 9255 Coverdale Rd., Fort Wayne, Indiana 46809, (“Franklin Electric”), and Donald Kenney, an individual with a residence at 8130 Long Lake Road, Harshaw, Wisconsin 54529(the “Executive”) (each a “Party” or collectively referred to as “Parties”).

WHEREAS, prior to the Effective Date, Executive served as the Company’s President, Global Water Systems; and
WHEREAS, the Company and Executive desire to set forth the terms and conditions of Executive’s planned retirement and succession and transition planning; and
WHEREAS, Executive has agreed to provide services to assist in the transition of Executive’s role and to continue to be available to advise and consult as requested by the Company.

NOW THEREFORE, Franklin Electric and the Executive therefore agree as follows:

1.    Engagement for Consulting Services.

(a)    Engagement. Franklin Electric hereby engages the Executive as its Executive and the Executive accepts such engagement pursuant to the terms and subject to the conditions set forth in this Agreement including, without limitation the Services (as defined below).

(b)    Services. During the term of this Agreement, the Executive shall render such consulting services to Franklin Electric in connection with Franklin Electric’s business as Franklin Electric from time to time requests, which services shall include, without limitation, those set forth on the attached Schedule A (the “Services”). The Executive agrees to use his, her, or its best efforts to cooperate, collaborate and consult with Franklin Electric, and to perform services as requested by Franklin Electric reasonably utilizing the Executive’s knowledge and expertise to advance Franklin Electric products and services and ultimately to commercialization. The Executive acknowledges that best efforts includes timely performance of the Services under this Agreement which may be critical to Franklin Electric’s effort to progress towards commercial development and sales and/or licensing of one or more products or services.

(c)    Authority. The Executive agrees not to perform any acts for, or on behalf of Franklin Electric other than those specified in this Agreement. Neither Party shall have the right or authority to assume, create, or incur any third-party liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other Party except as expressly set forth in this Agreement.

2.    Compensation.

(a)    Rate. As full compensation for the Services and the rights granted to Franklin Electric in this Agreement, Franklin Electric shall pay Executive the fees described in Schedule A.

(b)    Expenses. The Executive shall receive reimbursement for travel or other costs or expenses incurred in connection with the performance of the Services as requested by the Company in writing.

3.    Relationship of the Parties. The Executive is not an employee, agent, or representative of Franklin Electric and has no authority to bind or commit Franklin Electric to any agreements or other obligations. The following also apply to the relationship between the Parties:

(a)    The Executive is not covered by, or eligible for, any of Franklin Electric’s insurance coverage or programs nor any other fringe benefits provided to any of Franklin Electric’s directors, officers, agents, or employees. The Executive will defend, indemnify and hold Franklin Electric harmless from and against all claims, damages, losses, and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed on Franklin Electric to pay any withholding taxes, social security, unemployment insurance, or similar items or to provide coverage or benefits under any of its fringe benefit plans, in each case in connection with compensation received by the Executive or any of the Executive’s agents.

(b)    The Executive is an independent contractor and shall be solely responsible for any unemployment or disability insurance payments, or any social security, income tax or other withholdings, deductions or payments which may be required by federal, state or local law with respect to any sums paid the Executive under this Agreement.

(c)    If the Executive or any of the Executive’s agents are later determined to have been common-law employees of Franklin Electric for any purpose, such individual shall nevertheless not be entitled to participate or receive benefits under any plan of Franklin Electric for any purpose.

(d)    Franklin Electric shall not withhold any taxes from fees paid to the Executive. At year-end, Franklin Electric shall issue an IRS Form 1099 to include consulting fees plus all expenses paid on behalf of the Executive.

(e)    The Executive shall furnish all tools and materials necessary to accomplish the Services.

4.    Termination of Agreement.

(a)    Franklin Electric may terminate this Agreement without cause after giving five (5) days prior written notice to the Executive. The Parties shall deal with each other in good faith to wind up all activities during the applicable notice period.

(b)    Franklin Electric may cancel or terminate for default this Agreement in whole or in part upon written notice to the Executive:

i.    If the Executive shall become insolvent or make a general assignment for the benefit of creditors;

ii.    If a petition under the Bankruptcy Act is filed by the Executive or on the Executive’s behalf;

iii.    By three (3) days prior written notice if the Executive becomes involved in any legal proceedings that in the opinion of Franklin Electric interfere with the diligent, efficient performance and satisfactory completion of the Services; or

iv.    By three (3) days prior written notice and opportunity to cure if the Executive fails to provide the Services under the terms as specified herein or otherwise breaches any term of this Agreement.

(c)    Upon receipt of any termination notice, the Executive shall discontinue Services on the date indicated and the Executive shall be paid the actual costs and fees (if Services are billed on a time and materials basis) incurred during the performance hereunder to the time specified in the termination notice, to the extent such costs and fees are actual, necessary, reasonable and verifiable and have been incurred by the Executive prior to and in connection with discontinuing the Services. In no event shall such costs and fees include unabsorbed overhead or anticipatory profit. In addition, if Services are quoted on a fixed price basis, any amounts due to the Executive under this Agreement shall be prorated based on the Services completed or performed by the Executive up to and including the date of termination. Payment of fees for Services is subject to Franklin Electric remedies for breach of warranty as stated in Section 8 below.

(d)    Upon termination or expiration of this Agreement for any reason, the provisions of Sections 6-14 and this Section 4(d) shall survive. Termination or expiration shall not prejudice either Party’s rights to require performance of any obligation due at the time of such termination or expiration.

5.    Duties of the Executive.

(a)    During the Term, the Executive shall maintain in force adequate workman’s compensation, commercial general liability, errors and omissions, and other forms of insurance, in each case with insurers reasonably acceptable to Franklin Electric, with policy limits sufficient to protect and indemnify Franklin Electric and its affiliates, and each of their officers, directors, agents, employees, subsidiaries, partners, members and controlling persons, from any losses resulting from the Executive’s, its agents, servants or employees’ conduct, acts, or omissions. Franklin Electric shall be listed as additional insured under such policies, and the Executive shall forward a certificate of insurance verifying such insurance upon Franklin Electric’s written request, which certificate shall indicate that such insurance policies may not be canceled before the expiration of a thirty (30) day notification period and that Franklin Electric shall be immediately notified in writing of any such notice of termination.

(b)    As may be periodically requested by Franklin Electric, the Executive shall submit written reports detailing all relevant information as may be requested by Franklin Electric concerning the activities of the Executive, and all other relevant information as may be reasonably requested by Franklin Electric.

(c)    All of the Executive’s expenses involved in operating its business shall be the sole responsibility of the Executive and Franklin Electric shall not in any way be responsible or liable for such expenses.

(d)    The Executive shall provide, manage, and control, at its own expense, adequate personnel, equipment, and office and communication facilities, to perform its obligations under this Agreement.

(e)    The Executive acknowledges that it has read and understood such policies, rules and regulations of Franklin Electric and covenants to abide by such policies, rules and regulations. It is hereby understood that Franklin Electric’s policies, rules and regulations may be amended or changed at any time by Franklin Electric.

6.    Intellectual Property Rights; Inventions and Works.

(a)    Assignment of Intellectual Property Rights. Any and all Intellectual Property (as defined below) conceived, developed, or improved by the Executive either solely or jointly with others, prior to, during, or within one (1) year after this Agreement relating or in connection with the Services provided by the Executive under this Agreement, whether or not such Intellectual Property was conceived, developed, or improved during the hours of the Executive’s engagement or with the use of Franklin Electric’s facilities, materials, or personnel, shall be disclosed in writing to Franklin Electric and be the exclusive property of Franklin Electric, and the Executive hereby assigns all right, title, and interest in the Intellectual Property to Franklin Electric, without royalty or other consideration, and the Executive agrees to deliver any tangible embodiments of the Intellectual Property to Franklin Electric upon request. Any domain names registered by the Executive at the direction of Franklin Electric and for the benefit of Franklin Electric shall list Franklin Electric as Registrant, and all administrative and technical contacts shall be approved by Franklin Electric. Any Intellectual Property conceived, developed, or improved by the Executive prior to the term of this Agreement (and which were not conceived, developed, or improved in contemplation of or in connection with the Services to be provided under this Agreement) and utilized by the Executive in rendering services to Company, or included in materials used by Franklin Electric, are hereby licensed to Franklin Electric for use in its operations and for an infinite duration without royalty. This license is non-exclusive, and may be assigned by Franklin Electric without the Executive’s prior written approval. The Executive shall take whatever steps, do whatever acts and execute any further documents which Franklin Electric deems necessary in connection with the assignments of such Intellectual Property to Franklin Electric and shall assist Franklin Electric, or its nominees, in filing applications or obtaining patents covering such Inventions, or otherwise assist Franklin Electric in perfecting its ownership or enforcement of such Intellectual Property.

(b)    Works. In furtherance of Section 6(a), all Works (as defined below) created by the Executive shall remain exclusively the property of Franklin Electric, each such Work created by the Executive is a “work made for hire” under the copyright law and Franklin Electric may file applications to register copyright in such Works as copyright owner thereof. If, for any reason, a Work created by the Executive is excluded from the definition of a “work made for hire” under the copyright law, then the Executive does hereby assign, sell and convey to Franklin Electric his, her, or its entire rights, title and interest in and to such Work, including the copyright therein to Franklin Electric. The Executive agrees to, and shall cause all employees and agents of the Executive to, execute any documents that Franklin Electric deems necessary with the assignment of such Work and copyright therein. The Executive shall take whatever steps and do whatever acts Franklin Electric requests, including, without limitation, placement of proper copyright notice on works created by the Executive to secure or aid in securing or maintaining copyright protection in such Works, and the Executive shall, and shall cause other employees and agents of the Executive to, assist Franklin Electric in filing applications to register claims of copyright in such Works.

(c)    Defined Terms.

i.    The term “Intellectual Property” shall include all Inventions and Works as those terms are defined herein, as well as all data, trade secrets, trademarks, service marks, trade names, domain names, user names, and passwords, made or obtained by the Executive on behalf of Franklin Electric that are made in the course of or resulting from performing Services for Franklin Electric under this Agreement.

ii.    The term “Works” means original works of authorship fixed in any tangible medium of expression by the Executive in the course of or resulting from performing Services for Franklin Electric under this Agreement, including, without limitation, any portions of website, promotional material, marketing and branding material, software, source code, and any documentation.

iii.    The term “Inventions” means inventions, discoveries, developments and innovations, whether patentable or not including, but not limited to, business methods, flow charts and computer program source code and object code, regardless of the medium in which it is fixed, as well as notes, drawings, memoranda, correspondence, records, notebooks, instructions, and text, apparatus, processes, methods, compositions of matter, techniques, and formulas, as well as related improvements or know-how, relating to any present or prospective product, process or service of Franklin Electric.

7.    Indemnification.

(a)    The Executive recognizes the possible liabilities associated with the Executive’s performance of the Services and hereby agrees to defend, indemnify and hold Franklin Electric harmless from and against any and all losses or injuries that Franklin Electric may incur (both personal and property, including death) as a result of the Executive’s performance under this Agreement. Further, the Executive agrees to defend, indemnify and hold Franklin Electric harmless from and against any and all demands, claims, damages, including patent infringement, copyright infringement or infringement of other proprietary rights, bodily injury and/or death, suits, actions, causes of action, judgments, fines, penalties, expenses, including reasonable attorneys’ fees, and court costs, for which Franklin Electric might become liable as a result of the Executive’s performance, or lack thereof, of this Agreement, or Franklin Electric’s use of Services delivered hereunder by the Executive.

(b)    The provisions of this indemnification, however, shall not apply to losses or injuries incurred by the Executive which arise out of Franklin Electric or its employees’ sole gross negligence. If negligence of the Executive or his, her, or its agents contributes to the loss or injury, then the loss or injury shall be deemed not to result from Franklin Electric’s sole gross negligence. For the purposes of enforcing this Agreement, a finding of comparative negligence or fault of the Executive made in a lawsuit brought by the Executive against Franklin Electric is agreed to be binding on the Executive, even though it might not be a party to the suit. The Executive understands that by virtue of this Agreement that it may be required to indemnify Franklin Electric when Franklin Electric’s own negligence contributed to a loss, injury, or death.

8.    Representations and Warranties of the Executive.

(a)    The Executive represents that the Executive is free to enter into this Agreement and that this engagement does not violate the terms of any agreement between the Executive and any third party. Further, the Executive, in rendering Services under this Agreement, shall not utilize any invention, discovery, development, improvement, innovation, or trade secret which the Executive does not have authority to use. During the term of this Agreement, the Executive shall devote as much of his, her, or its productive time, energy and abilities to the performance of the Executive’s duties hereunder as is necessary to perform the required duties in a timely and productive manner. Subject to the foregoing, the Executive is otherwise expressly free to perform services for other parties while performing services for Franklin Electric.

(b)    The Executive represents and warrants that he, she, or it is qualified to perform the Services and that the Services will be performed consistently with generally accepted industry standards within the time frames mutually agreed upon. For any breach of the representations or warranties contained in this Section 8, Franklin Electric’s remedies shall include, without limitation, the prompt re-performance of the Services at no additional charge, or if the Executive is unable to perform the Services as warranted within a reasonable period of time, Franklin Electric shall be entitled to withhold payment, credit, or refund of the fees paid or payable to the Executive for the unsatisfactory services and actual damages.

9.    Confidential Information. The Executive acknowledges that Franklin Electric has, and the Executive has been or will be granted access to, certain trade secrets as well as other confidential and proprietary information which Franklin Electric has acquired at great effort and expense.

(a)    The term “Confidential Information,” as used in this Agreement, includes without limitation (1) trade secrets, including all writings, notes, studies and reports prepared, compiled or acquired by Contractor during the term of this Agreement; (2) customer information; (3) pricing policies or information; (4) marketing techniques, plans, and projections; (5) documentation of business plans and opportunities; (6) financial statements, tax returns, payroll records, and related work papers or other financial information; (7) information relating to any special products and services that Franklin Electric may offer or provide to its clients from time to time; (8)information concerning special requirements of customers (e.g., contact person’s name, preferences, etc.), (9) information concerning Franklin Electric’s contracts with its customers, especially the renewal dates of such contracts and information obtained through the application process (e.g., information gathered by Franklin Electric and recorded on application forms), (10) accounts receivable lists, (11) sources of Franklin Electric’s business, (12) any specifics concerning contractual arrangements with customers, and (13) any data or information maintained or compiled in any form, including information contained on computer disks, that is not generally known to the public.

(b)    The Executive further agrees that the term “Confidential Information” also includes the form, method and amounts of any and all sums paid to the Executive by Franklin Electric, and the Executive shall not disclose any details of or about such payments to anyone inside or outside of Franklin Electric except in the course of the Executive’s own personal income tax reporting or in communications with his/her legal advisor.

(c)    Notwithstanding the foregoing, the following does not constitute Confidential Information: (1) information which is or becomes generally available to the public, other than as a result of a disclosure or other act by the Executive or its representatives; (2) information which can be shown by the Executive to have been already known to it on a non-confidential basis prior to being furnished with it by Franklin Electric; and (3) information which becomes available to the Executive on a non-confidential basis from a third party provided that such third party was not subject to any prohibition against transmitting the information to the Executive.

10.    Unauthorized Disclosure. The Executive shall not use, disclose to third parties, or otherwise misappropriate, any confidential information or trade secrets of Franklin Electric. The Executive recognizes that the penalties for the misappropriation of the confidential information or trade secrets may include disgorgement of profits, payment of royalties, compensatory damages, punitive damages, and attorneys’ fees. The Executive understands that after the termination of this agreement, the Executive will continue to be prohibited at any time thereafter from misappropriation, use or disclosure of any confidential information or trade secrets of Franklin Electric. The Executive agrees that all such confidential information is and shall remain the sole and exclusive property of Franklin Electric. Except as may be expressly authorized by Franklin Electric in writing, or as may be required by law after providing due notice thereof to Franklin Electric, the Executive shall not disclose, or cause any other person or entity to disclose, any confidential information to any third-party for as long thereafter as such information remains confidential (or as limited by applicable law) and shall not make use of any such confidential information for the Executive’s own purposes or for the benefit of any other entity or person. The parties acknowledge that confidential information shall not include any information that is otherwise made public through no fault of the Executive or other wrongdoing.

11.    Company Property. All records, files, charts, documents, emails, equipment, and similar items relating to Franklin Electric’s business and any other proprietary data or objects that the Executive prepared or received during the term of this Agreement shall remain Franklin Electric’s sole and exclusive property. Upon the termination of this Agreement, and at any other time as requested by Franklin Electric, the Executive agrees to return immediately all property of Franklin Electric. At any time during or after the term of this Agreement, the Executive shall not remove, copy, or use any of Franklin Electric’s information for personal benefit of any other person or business entity.

12.    Injunction. In the event of breach of any provisions of the Agreement, Franklin Electric shall be entitled to seek both damages, if determinable, and injunctive relief. Franklin Electric shall be entitled to its reasonable attorneys’ fees incurred in the enforcement of this Agreement. The remedies herein provided shall be cumulative and no single remedy shall be construed as exclusive of any other or of any remedy provided at law and equity. Failure to exercise any remedy at any time shall not operate as a waiver of the right of Franklin Electric to exercise any remedy for the same or subsequent breach at any time thereafter.

13.    Miscellaneous.

(a)    Notices. Any communications between the Parties or notices or requests in connection with this Agreement may be given by mailing the same, postage prepaid, or by facsimile, to each Party at its address set forth above, or to such other addresses as either Party may in writing hereafter indicate. Notices shall be effective only when received.

(b)    Integration. This written Agreement contains the entire agreement of the parties and replaces and supersedes any previous agreement between Franklin Electric and the Executive. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

(c)    Severability. Should any clause of this Agreement be found void by a court of law, that finding shall not impair the remainder of the Agreement.

(d)    Counterparts. This Agreement may be executed in one or more counterparts, either of which shall be deemed an original and all of which shall be deemed the same Agreement.

(e)    Binding Effect. This Agreement shall inure to the benefit of and be enforceable against all of the parties hereto, including their successors and assigns (to the extent permitted hereunder) and their heirs and legal Executives.

(f)    Assignment and Change in Control. This Agreement and the rights and obligations of the parties shall not be assigned by either party without the prior written consent of the other, except that Franklin Electric may assign this Agreement or any part thereof to any other company which acquires Franklin Electric, any subsidiary or affiliate of such company, or any company which Franklin Electric owns or controls either directly or indirectly. The Executive shall promptly notify Franklin Electric if the equity holders or voting interests of the Executive changes during the term of this Agreement.

(g)    Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Indiana. The Executive submits to the personal jurisdiction of the state and federal courts in Indiana and agrees that any action under this Agreement shall be brought only in the state of Indiana.

(h)    Rule of Construction. The judicial rule of construction requiring or allowing a document to be construed to the detriment or against the interests of the document’s maker or drafter shall not apply to this Agreement.

(i)    Waiver of Breach. The failure of either party to enforce, at any time or for any period of time, the provisions hereof or the failure of either party to exercise any option under this Agreement, shall not be construed as a waiver of such provision or option and shall in no way affect that party’s right to enforce such provision or to exercise such option. No waiver of any provisions of this Agreement shall be deemed a waiver of any succeeding breach of the same or any other provision of this Agreement.

(j)    Authority to Sign. By executing this Agreement, each of the undersigned states under penalties of perjury that he or she has the authority to sign this Agreement and bind his or her company to its terms, and that all action necessary for the proper execution of this Agreement has been taken.

(k)    Execution by Facsimile. The Parties agree that this Agreement may be transmitted by them for execution by electronic facsimile transmission. The Parties intend that facsimile signatures on this Agreement shall be binding on them.

The Parties are signing this Agreement on the date stated in the introductory clause.

FRANKLIN ELECTRIC CO., INC.

/s/ Bryan Cromwell
Bryan Cromwell
VP, Human Resources

EXECUTIVE
/s/ Donald Kenney
Donald Kenney

SCHEDULE A

The following terms and conditions shall be included in the Agreement:

A.    Services: Consulting and advising, as requested by the Company, to facilitate transition of new executive.

B.    Term: The Term of this Agreement shall be for six (6) months from the Effective Date.

C.    Compensation: $15,000 per month during the Term, paid monthly in arrears.